Exhibit 99(d)(6)

Schedule A

to the

Sub-Advisory Agreement

by and between

Tema ETFs LLC

and

Tidal Investments LLC

As of: August 17, 2026

Fund Names (Tickers)	Effective Date of Sub-Advisory Agreement
Tema American Reshoring ETF (RSHO)	31-Jan-2026
Tema Oncology ETF (CANC)	31-Jan-2026
Tema Electrification ETF (VOLT)	31-Jan-2026
Tema Heart & Health ETF (HRTS)	31-Jan-2026
Tema International Defense Innovation ETF (GDFN)	31-Jan-2026
Tema International Durable Quality ETF (ITOL)	31-Jan-2026
Tema Durable Quality ETF (TOLL)	31-Jan-2026
Tema Alternative Asset Managers ETF (AAUM)	31-Jan-2026
Tema S&P 500 Historical Weight ETF Strategy (DSPY)	31-Jan-2026
Tema Space Innovators ETF (NASA)	30-Mar-2026
Tema Healthcare AI ETF (HLTH)	14-Jul-2026
Tema Memory ETF (DISK)	30-Jun-2026
Tema Photonics & Optical ETF (LAZR)	30-Jun-2026
Tema Power Semiconductor ETF (SIC)	17-Aug-2026
Tema Commodity Infrastructure ETF ([ ])	To be determined
Tema Commodity Income ETF ([ ])	To be determined
Tema Semiconductor Supply Chain ETF ([ ])	To be determined
Tema AI Token Economy ETF ([ ])	To be determined
Tema Semiconductor Packaging ETF ([ ])	To be determined
Tema Neocloud ETF ([ ])	To be determined
Tema Trading & Prediction Markets ETF (DICE)	To be determined